Execution Copy

DATED 31 OCTOBER 2024

MEXEDIA DAC

as Borrower and an Obligor

MATCHCOM TELECOMMUNICATION INC

as an Obligor

PHONETIME INC

as an Obligor

- and -

FASANARA SECURITISATION S.A., ACTING FOR AND ON BEHALF OF ITS COMPARTMENT H

as Lender

FACILITY AGREEMENT

Schedule 2 DRAWDOWN REQUEST	44
Schedule 3 REPAYMENT SCHEDULE	45
SIGNATURES	50

THIS AGREEMENT is dated  and made between:

(1)MEXEDIA DAC, a company incorporated and registered in the Republic of Ireland with company number 601653, having its registered office at 17 Clanwilliam Square, Grand Canal Quay, Dublin 2, Dublin, Republic of Ireland (the “Borrower”);

(2)PHONETIME INC, a company incorporated and registered in the State of Florida with company number 6639338, having its registered office at 1680 Michigan Ave suite 700, Miami Beach, FL 33139, USA (referred to as an “Obligor”); and

(3)MATCHCOM TELECOMMUNICATION INC, a company incorporated and registered in the State of Florida with company number 830874509, having its registered office at 1680 Michigan Ave suite 700, Miami Beach, FL 33139, USA (referred to as an “Obligor”),

(4)FASANARA SECURITISATION S.A., public limited liability company (société anonyme) incorporated under the laws of Luxembourg as an unregulated securitisation company (société de titrisation) within the meaning of, and governed by, the Luxembourg law dated 22 March 2004 on securitisation, as amended from time to time, having its registered office at 17, Boulevard F.W. Raiffeisen, L - 2411 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register under number B236528, acting in respect of its Compartment H (the “Lender”).

IT IS AGREED as follows:

SECTION 1 INTERPRETATION

1.DEFINITIONS AND INTERPRETATION

1.1Definitions

In this Agreement:

“Affiliate” means, at any time:

(a)with respect to the Lender, any other person that at such time directly or indirectly through one or more intermediaries is controlled by, or is under common control with the Lender (which, for the avoidance of doubt, shall include Fasanara Capital Ltd and any of the funds managed by or advised by Fasanara Capital Ltd); and

(b)with respect to any other person, another person directly or indirectly controlling, controlled by or under common control with such person,

provided that, as used in this definition, “control” means: (i) holding the majority of the voting rights or corporate capital of such person; or (ii) otherwise having the power to direct the management and policies of such person, and "controlled" has a commensurate meaning.

“Agreement” means this Facility Agreement.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Business Day” means a day other than a Saturday, Sunday or a public holiday in England, the Grand Duchy of Luxembourg and the Republic of Ireland, when banks in London, Luxembourg City and Dublin are open for business.

"Charged Property" means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Commitment” means EUR 43,932,037.52.

“Confidential Information” means all information relating to the Obligors, the Lender, any Affiliate, the Group, the Finance Documents or the Facility of which a Party becomes aware in its capacity as, or for the purpose of becoming, a Party or which is received by a Party in relation to, or for the purpose of becoming a Party under, the Finance Documents or the Facility from either:

(a)any Affiliate or any of its advisers; or

(b)another Party, if the information was obtained by the Party directly or indirectly from any Affiliate or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)is or becomes public information other than as a direct or indirect result of any breach by a Party of Clause 28 (Confidential Information); or

(ii)is identified in writing at the time of delivery as non-confidential by any Affiliate or any of its advisers; or

(iii)is known by a Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by a Party after that date, from a source which is, as far as a Party is aware, unconnected with any Affiliate and which, in either case, as far as the Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking in a form agreed between the Borrower and the Lender.

“Data Protection Regulation” means the Data Protection Act 2018, the General Data Protection Regulation (EU) 2016/679 and the Luxembourg law dated 1 August 2018 on the protection of individuals with regard to the processing of personal data, in each case, as amended from time to time, and any other relevant and/or equivalent regulation relating to data protection in the United Kingdom or the European Union.

“Default” means an Event of Default or any event or circumstance specified in Clause

15.11 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Lender. “Drawdown” means the utilisation of the Facility.

“Drawdown Date” means the date of the Drawdown, being the date on which the Loan is to be made.

“Drawdown Request” means the notice substantially in the form set out in Schedule 2 (Drawdown Request).

“Event of Default” means any event or circumstance specified as such in Clause 15.11 (Events of Default).

“Facility” means the loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Finance Document” means this Agreement, the Netting Letter, any Transaction Security Document, the Drawdown Request and any other document designated as such by the Lender and the Borrower.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)moneys borrowed;

(b)any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP or IFRS, be treated as a balance sheet liability;

(e)receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Generally Accepted Accounting Principles or GAAP” means accounting principles, concepts, bases and policies generally adopted and accepted in the Republic of Ireland.

“Group” means the Parent and each of its Subsidiaries.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Interest Period” means, in relation to the Loan, each period determined in accordance with Clause 8.3 (Interest Periods) and, in relation to an Unpaid Sum, the period commencing as from the date such amount is overdue until the date of actual payment.

“Insolvency Official” means, in respect of any company, a liquidator, provisional liquidator, administrator (whether appointed by the court or otherwise), judicial custodian, compulsory manager, insolvency administrator, court-supervisor, supervisor of the arrangement, licensed adviser, administrative receiver, receiver or manager, nominee, supervisor, trustee in bankruptcy, conservator, guardian or other similar official in respect of such company or in respect of all (or substantially all) of the company’s assets or in respect of any arrangement or composition with creditors or any equivalent or analogous officer under the law of any jurisdiction.

“Insolvency Proceedings” means the winding-up, dissolution, company voluntary arrangement or administration of a company or corporation and shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is incorporated or of any jurisdiction in which such company or corporation carries on business including the seeking of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief from creditors or the appointment of an Insolvency Official.

“Irish Debenture” means the Irish law governed debenture in the agreed form executed, or to be executed, by the Borrower granting the Lender fixed and floating charges over all of the assets of the Borrower.

“Irish Pledge Agreement” means the Irish law governed pledge agreement in a substantially final form (as attached in the email dated 10 October 2024, at 18:31 BST, with the subject “RE: Fasanara | Mexedia DAC - Facility Agreement and Security Documents,” from Tsira Khuntsaria tsira.khuntsaria@fasanara.com to Paolo Bona pbona@mexedia.com, Daniel Gilcher dgilcher@mexedia.com, atrulli@mexedia.com, Filipe Alexandre filipe.alexandre@fasanara.com, and copied to Orlando Taddeo otaddeo@mexedia.com,  Daniele Guerini daniele.guerini@fasanara.com, Federica

Stabilinifederica.stabilini@fasanara.com,MatteoAmaretti matteo.amaretti@fasanara.com,andMargherita  Mauro margherita.mauro@fasanara.com), to be executed by Mexedia Inc., granting the Lender a pledge over all shares of the Borrower.

“Lender” means:

(a)the Lender; and

(b)any person which has become a Party as a “Lender” in accordance with Clause 18 (Changes to the Lender),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

“Loan” means the loan made or to be made under the Facility or the principal amount outstanding for the time being of the loan.

“Material Adverse Effect” means a material adverse effect on:

(a)the business, operations, property, condition (financial or otherwise) or prospects of any Obligor; or

(b)the ability of the Borrower to perform its payment obligations under the Finance Documents; or

(c)the validity or enforceability of the Finance Documents or the rights or remedies of the Lender under any of the Finance Documents; or

(d)the validity or enforceability, or the effectiveness or ranking, of any Transaction Security granted or purporting to be granted pursuant to any of the Finance Documents.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end,

provided that the above rules will only apply to the last Month of any period.

“Netting Letter” means the English law-governed netting letter, in the agreed form, executed or to be executed intel alia by the Parties hereto, setting off the payments described in such letter between the parties thereto.

“New Lender” has the meaning given to that term in Clause 18 (Changes to the Lender).

“Obligor” means each of the following entities:

(a)the Borrower;

(b)Phonetime Inc, a company incorporated and registered in the State of Florida with company number 6639338, having its registered office at 1680 Michigan Ave suite 700, Miami Beach, FL 33139, USA; and

(c)Matchcom Telecommunication Inc, a company incorporated and registered in the State of Florida with company number 830874509, having its registered office at 1680 Michigan Ave suite 700, Miami Beach, FL 33139, USA.

“Parent” means Mexedia SpA SB. “Party” means a party to this Agreement.

“Payment Date” means the fifteenth (15th) calendar day of each calendar month.

"Receiver" means receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Repayment Schedule” means, in relation to the Loan, the schedule detailing the interest payments and principal repayments as set out in Schedule 3 (Repayment Schedule).

“Repeating Representations” means each of the representations set out in Clauses

13.1 (Status) to 13.6 (Governing law and enforcement), 13.9 (No default), paragraph

(b) of Clause 13.10 (No misleading information) and Clause 13.11 (Pari passu ranking).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Secured Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of any Obligor to any Secured Party under each Finance Document.

“Secured Party” means the Lender, any Receiver or Delegate.

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Subsidiary” means with respect to any person, another person directly or indirectly controlled by such person, provided that, as used in this definition, “control” means: (i)

holding the majority of the voting rights or corporate capital of such person; or (ii) otherwise having the power to direct the management and policies of such person, and "controlled" has a commensurate meaning.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means the earlier to occur of:

(a)the date on which the Lender exercises its rights under Clause 17.14 (a) (Acceleration); and

(b)the date of 15 November 2029 (or, if such date is not a Business Day, the immediately succeeding Business Day),

or such other date as may be agreed between the Lender and Borrower.

“Transaction Security” means the Security created or expressed to be created in favour of the Lender pursuant to the Transaction Security Documents.

“Transaction Security Documents” means:

(a)the Irish Debenture;

(b)the Irish Pledge Agreement;

(c)the US Pledge Agreements;

(d)the US Security Agreement; and

(e)any other document entered into by a member of the Group creating or expressed to create any Security over all or any part of its assets or granting or purporting to grant a guarantee, in each case, in respect of the obligations of any of the Borrower under any of the Finance Documents.

“Unpaid Sum” has the meaning given to that term in Clause 8.4 (Default interest).

“US Pledge Agreements” means the pledge agreements in the agreed form executed, or to be executed, by, inter alia, Mexedia Inc granting the Lender a pledge over all of the shares of Phonetime Inc and Matchcom Telecommunication In.

“US Security Agreement” means the security agreement in the agreed form executed, or to be executed, by, inter alia, Phonetime Inc and Matchcom Telecommunication Inc granting the Lender security over all of the assets of the respective entities.

“VAT” means:

(a)any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

1.2Construction

(a)Unless a contrary indication appears, any reference in this Agreement to:

(i)the “Lender”, the “Borrower”, the “Parent” any “Obligor”, any “Secured Party” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Borrower and the Agent;

(iii)“disposal” includes a sale, transfer, assignment, grant, lease, licence, declaration of trust or other disposal, whether voluntary or involuntary, and 'dispose' will be construed accordingly;

(iv)“assets” includes present and future properties, revenues and rights of every description;

(v)a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(vi)“guarantee” means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vii)“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(ix)a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(x)a provision of law is a reference to that provision as amended or re- enacted from time to time; and

(xi)a time of day is a reference to London time.

(b)The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)Section, Clause and Schedule headings are for ease of reference only.

(d)Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)An Event of Default or a Default (other than an Event of Default) is “continuing” if it has not been remedied or waived.

(f)“€”, “EUR” and “Euro” denote the lawful currency of the European Union.

1.3Third party rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement and the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

2.THE FACILITY

2.1The Facility

SECTION 2 THE FACILITY

Subject to the terms of this Agreement, the Lender makes available to the Borrower a Euro credit facility in an aggregate amount equal to the Commitment.

2.2Lender’s rights and obligations

Failure by the Lender to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. The Lender is not responsible for the obligations of any other Party under the Finance Documents.

3.PURPOSE

3.1Purpose

The Borrower shall apply all amounts borrowed by it under the Facility to repay the amounts owed by the Obligors under the deed of settlement, reassignment, release and termination entered into by the Obligors, the Lender and Lenderwize Limited on 23 September 2024.

3.2Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.CONDITIONS PRECEDENT

(a)The Borrower may not deliver the Drawdown Request unless the Lender has confirmed that all conditions precedent listed in Schedule 1 (Conditions precedent) have been provided in form and substance satisfactory to the Lender (and the Lender shall notify the Borrower promptly upon being so satisfied).

(b)The Lender will only be obliged to comply with the Drawdown Request if on the date of the Drawdown Request and on the proposed Drawdown Date:

(i)all conditions precedent listed in Schedule 1 (Conditions precedent) have been provided in form and substance satisfactory to the Lender;

(ii)no Default is continuing or would result from the proposed Loan; and

(iii)the Repeating Representations to be made by the Borrower to the best of its knowledge and in good faith are true, accurate and not misleading in all material respects.

5.DRAWDOWN

SECTION 3 DRAWDOWN

5.1Delivery of a Drawdown Request

(a)The Borrower may utilise the Facility by delivery to the Lender of a duly completed Drawdown Request on the proposed Drawdown Date.

(b)The Borrower may only deliver one Drawdown Request.

5.2Completion of a Drawdown Request

The Drawdown Request is irrevocable and will not be regarded as having been duly completed unless:

(a)the proposed Drawdown Date is a Business Day;

(b)the currency and amount of the Drawdown comply with Clause 5.3 (Currency and amount); and

(c)the proposed Interest Period complies with Clause 8.3 (Interest Periods).

5.3Currency and amount

(a)The currency specified in the Drawdown Request must be EUR.

(b)The amount of the proposed Loan must be an amount which is not more than the Commitment.

5.4Lender’s participation

If the conditions set out in this Agreement have been met, the Lender shall make the Loan available to the Borrower by the Drawdown Date.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.REPAYMENT

6.1Repayment of the Loan

(a)The Borrower shall repay the Loan in instalments on each Payment Date in accordance with the Repayment Schedule.

(b)The Borrower shall repay the Loan in full on or before the Termination Date.

(c)The Borrower may not reborrow any part of Loan which is repaid.

7.PREPAYMENT AND CANCELLATION

7.1Illegality

If, in any applicable jurisdiction, it becomes unlawful for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan:

(a)the Lender shall promptly notify the Borrower upon becoming aware of that event;

(b)upon the Lender notifying the Borrower, the Commitment will be immediately cancelled; and

(c)the Borrower shall repay the Loan made to it on the Payment Date occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

7.2Change of control

(a)If any person or group of persons acting in concert gains control of any Obligor:

(i)the Obligors shall promptly notify the Lender upon becoming aware of that event;

(ii)the Lender shall not be obliged to fund the Drawdown;

(iii)the Lender may, by not less than five (5) Business Days’ notice to the Borrower, cancel the Commitment and declare the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents immediately due and payable and the Loan, accrued interest and other amounts shall become immediately due and payable.

(b)For the purpose of paragraph (a) above “acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition of shares in the relevant Obligor to obtain or consolidate control of the relevant Obligor.

7.3Voluntary cancellation

The Borrower may, if it gives the Lender not less than five (5) Business Days' (or such shorter period as the Lender may agree) prior notice and the Lender provides consent, cancel the whole or any part of the Facility.

7.4Voluntary prepayment of the Loan

The Borrower may, if it gives the Lender not less than five (5) Business Days' (or such shorter period as the Lender may agree) prior notice, prepay the whole or any part of the Loan.

7.5Restrictions

(a)Any notice of cancellation or prepayment given by any Party under this Clause

7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid without premium or penalty.

(c)The Borrower may not reborrow any part of the Loan which is prepaid.

(d)The Borrower shall not repay or prepay all or any part of the Loan except at the times and in the manner expressly provided for in this Agreement.

(e)No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.

8.INTEREST

8.1Calculation of interest

SECTION 5 COSTS OF DRAWDOWN

The rate of interest on the Loans for any day during an Interest Period is set out in the Repayment Schedule.

8.2Payment of interest

The Borrower shall pay accrued interest on the Loan in arrears on each Payment Date in accordance with the Repayment Schedule. Payment of accrued interest shall be made in accordance with Clause 20 (Payment Mechanics) and interest shall be paid to the Lender.

8.3Interest Periods

(a)The first Interest Period shall commence on (and include) 1 December 2024 and end on (and include) 15 December 2024.

(b)Subsequent Interest Periods shall commence on (and include) 16th calendar date of each month and end on (and include) on the 15th calendar date of each successive month.

(c)The final Interest Period, being the Interest Period in which the Termination Date occurs, shall end on (and include) the Termination Date.

8.4Default interest

(a)If any sum due and payable by an Obligor under a Finance Document is not paid on its due date, or if any sum due and payable by an Obligor under any judgment or decree of any court in connection with any Finance Documents is not paid on the date of such judgment or decree, the period beginning on such due date or, as the case may be, the date of such judgment or decree and ending on the date upon which the obligation of the relevant Obligor to pay such sum (the balance thereof for the time being unpaid being herein referred to as an "Unpaid Sum") is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding such period and the duration of each of which shall be selected by the person to whom such sum is payable (for the avoidance of doubt, no day shall be counted in more than one (1) period).

(b)During each such period relating thereto an Unpaid Sum shall bear interest at the interest rate set out in Clause 8.1 (Calculation of interest) plus three per cent (3%) per annum.

(c)Any interest which shall have accrued under this Clause 8.4 in respect of an Unpaid Sum shall be due and payable and shall be paid by the relevant Obligor at the end of the period by reference to which it is calculated or on such other dates as the person to whom such sum is owed may specify in writing to the relevant Obligor.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

9.TAX GROSS-UP AND INDEMNITIES

9.1Definitions

In this Agreement:

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Unless a contrary indication appears, in this Clause 9 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

9.2Tax gross-up

(a)Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)Each Obligor shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Borrower on becoming so aware in respect of a payment payable to an Obligor.

(c)If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from the relevant Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

9.3Stamp taxes

The Obligors shall pay and, within three (3) Business Days of demand, indemnify the Lender against any cost, loss or liability that the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

9.4VAT

(a)All amounts expressed to be payable under a Finance Document by any Party to the Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by the Lender to any Party under a Finance Document and the Lender is required to account to the relevant tax authority for the VAT, that Party must pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and the Lender must promptly provide an appropriate VAT invoice to that Party).

(b)Where a Finance Document requires any Party to reimburse or indemnify the Lender for any cost or expense, that Party shall reimburse or indemnify (as the case may be) the Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

10.OTHER INDEMNITIES

10.1General indemnity

(a)Each Obligor shall, within three (3) Business Days of demand, indemnify the Lender and every Receiver and Delegate against any cost, loss or liability incurred by the Lender, Receiver or Delegate as a result of:

(i)the occurrence of any Event of Default;

(ii)a failure by an Obligor to pay any amount due under a Finance Document on its due date;

(iii)funding, or making arrangements to fund the Loan as requested by the Borrower in the Drawdown Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone);

(iv)the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower;

(v)the taking, holding, protection or enforcement of the Transaction Security;

(vi)the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Lender, Receiver or Delegate by the Finance Documents or by law; or

(vii)acting as Lender, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Charged Property (other than, in each case, by reason of the Lender's, Receiver's or Delegate's gross negligence or wilful misconduct).

(b)Every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 10.1 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

11.MITIGATION BY THE LENDER

11.1Mitigation

(a)The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause

7.1 (Illegality) or Clause 9 (Tax gross-up and indemnities) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate.

(b)Paragraph (a) above does not in any way limit the obligations of the Obligors under the Finance Documents.

11.2Limitation of liability

(a)The Obligors shall promptly indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause

11.1 (Mitigation).

(b)The Lender is not obliged to take any steps under Clause 11.1 (Mitigation) if, in its opinion (acting reasonably), to do so might be prejudicial to it.

12.COSTS AND EXPENSES

12.1Transaction expenses

Each Party shall pay its own costs and expenses (including legal fees) incurred by it in connection with the negotiation, preparation, printing and execution of the Finance Documents.

12.2Amendment costs

If any Obligor requests an amendment, waiver or consent, the Obligors shall, within three (3) Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

12.3Enforcement costs

The Obligors shall, within three (3) Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document and the Transaction Security and any proceedings instituted by or against that Secured Party as a consequence of taking or holding the Transaction Security or enforcing these rights.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

13.REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 13 to the Lender on the date of this Agreement.

13.1Status

(a)Each Obligor is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)Each Obligor has the power to own its assets and carry on its business as it is being conducted.

13.2Binding obligations

(a)The obligations expressed to be assumed by each Obligor in each Finance Document are legal, valid, binding and enforceable obligations; and

(b)without limiting the generality of paragraph (a) above, each Transaction Security Document to which an Obligor is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

13.3Non-conflict with other obligations

The entry into and performance by any Obligor of, and the transactions contemplated by, the Finance Documents and the granting of the Transaction Security do not and will not conflict with:

(a)any law or regulation applicable to any Obligor (as applicable);

(b)any Obligor’s (as applicable) constitutional documents; or

(c)any agreement or instrument binding upon any Obligor or its material assets.

13.4Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

13.5Validity and admissibility in evidence

All Authorisations required or desirable:

(a)to enable any Obligor to lawfully enter into, exercise their rights, and comply with their obligations under the Finance Documents to which that Obligor is a party;

(b)to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and

(c)to create the Security constituted by the Transaction Security Documents to which any Obligor is party, following the completion of all actions set out in Clause 13.8 (No filing or stamp taxes) to ensure that such Security has the ranking specified therein, have been obtained or effected and are in full force and effect.

13.6Governing law and enforcement

(a)The choice of English law as the governing law of this Agreement will be recognised and enforced in its jurisdiction of incorporation.

(b)Any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

13.7Deduction of Tax

It is not required to make any Tax Deduction (as defined in Clause 9.1 (Definitions)) from any payment it may make under any Finance Document to the Lender.

13.8No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except registration of particulars of the Transaction Security Documents at the relevant registries and payment of associated fees which registrations and fees will be made and paid promptly after the date of the relevant Transaction Security Document (and in any event within the prescribed time limit therefor).

13.9No default

(a)No Event of Default is continuing or might reasonably be expected to result from the making of any Drawdown.

(b)No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on any Obligor to which its assets are subject which might have a Material Adverse Effect.

13.10No misleading information

(a)Any factual information provided to the Lender by or on behalf of any member of the Group on or before the date of this Agreement and not superseded before that date is accurate and not misleading in any material respect and all projections provided to the Lender on or before the date of this Agreement have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied.

(b)All other written information provided by any member of the Group to the

Lender was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any material respect.

13.11Ranking

(a)Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

(b)The Transaction Security has or will have the ranking in priority which it is expressed to have in the Transaction Security Documents and it is not subject to any prior ranking or pari passu ranking Security.

(c)The Transaction Security has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security.

13.12No proceedings

(a)No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have (to the best of its knowledge and belief) been started or threatened in writing against any Obligor.

(b)No judgment or order of a court, arbitral body or agency which might reasonably be expected to have a Material Adverse Effect has (to the best of its knowledge and belief) been made against any Obligor.

13.13Repetition

The Repeating Representations are deemed to be made by the Obligors by reference to the facts and circumstances then existing on the date of the Drawdown Request, the Drawdown Date and the first day of each Interest Period.

14.INFORMATION UNDERTAKINGS

The undertakings in this Clause 14 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

14.1Financial statements

The Borrower shall supply to the Lender:

(a)as soon as the same become available, but in any event within 180 days after the end of each of its financial years, the Group’s audited consolidated financial statements for that financial year; and

(b)as soon as the same become available, but in any event within 60 days after the end of each fiscal quarter, the Group’s unaudited consolidated financial statements for that fiscal quarter.

14.2Requirements as to financial statements

(a)Each set of financial statements delivered by the Borrower pursuant to Clause

14.1 (Financial statements) shall be deemed to be certified by a director of the relevant company as fairly presenting its financial condition as at the date as at which those financial statements were drawn up.

(b)The Borrower shall procure that each set of financial statements delivered pursuant to Clause 14.1 (Financial statements) is prepared using GAAP.

14.3Information: miscellaneous

The Obligors shall supply to the Lender:

(a)all documents dispatched by (x) any Obligor to its shareholders (or any class of them) or (y) any Obligor to its creditors generally, at the same time as they are dispatched;

(b)promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;

(c)promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against any member of the Group, and which might have a Material Adverse Effect; and

(d)promptly, such information as the Lender may reasonably require about the Charged Property and compliance of an Obligor with the terms of any Transaction Security Documents; and

(e)promptly, such further information regarding the financial condition, business and operations of any member of the Group as the Lender may reasonably request.

14.4Notification of default

(a)The Borrower shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

14.5“Know your customer” checks

(a)If:

(i)the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)any change in the status of an Obligor after the date of this Agreement; or

(iii)a proposed assignment or transfer by the Lender of any of its rights and obligations under this Agreement to a party that is not the Lender prior to such assignment or transfer,

obliges the Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Obligors shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)The Lender shall promptly upon the request of the Borrower supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Borrower (for itself) in order for the Borrower to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

15.GENERAL UNDERTAKINGS

The undertakings in this Clause 15 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

15.1Authorisations

Each Obligor shall promptly:

(a)obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)supply certified copies to the Lender of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

15.2Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

15.3Negative pledge

No Obligor shall create or permit to subsist any Security over any of its assets.

15.4Disposals

(a)Without prior written consent of the Lender, no Obligor shall enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)Paragraph (a) above does not apply to any sale, lease, transfer or other disposal of assets in exchange for other assets comparable or superior as to type, value and quality (other than an exchange of a non-cash asset for cash).

15.5Merger

No Obligor shall enter into any amalgamation, demerger, merger or corporate reconstruction without the prior written consent of the Lender.

15.6Change of business

Each Obligor shall procure that no substantial change is made to the general nature of the business of any Obligor from that carried on at the date of this Agreement without the prior written consent of the Lender.

15.6Perfection of the Transaction Security

Each Obligor shall promptly do all such acts or execute (or procure the execution by debtors of) all such documents (including notices of assignment and/or pledge, acknowledgements of assignment and/or pledge, assignments, transfers, mortgages, pledges charges, notices and instructions) as the Lender may reasonably specify (and in such form as the Lender may reasonably require in favour of the Lender or their nominee(s)):

(a)to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, pledge, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Lender provided by or pursuant to the Finance Documents or by law;

(b)to confer on the Lender Security over any property and assets of the relevant Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(c)after the Transaction Security has become enforceable, to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

15.7Liquidation

Without a prior written consent of the Lender, no Obligor shall commence any

Insolvency Proceedings, except where it is mandatory to comply with the law or strictly necessary to preserve the operations of the Borrower, in which case the Obligor shall notify the Lender immediately upon becoming aware of the requirement to commence Insolvency Proceedings.

15.8Amendments to the Constitution Documents

No Obligor shall amend, alter, or repeal any provision of its constitutional documents, certificate of incorporation, bylaws, or any similar document in a manner that adversely affects this Facility.

15.9Transaction with an Affiliate

Without the prior written consent of the Lender, no Obligor shall enter into any single transaction or series of transactions (whether related or not) with any of its Affiliates having a value of more than EUR 500,000.

15.10Future Indebtedness

No Obligor shall incur any further Financial Indebtedness.

15.11Bank accounts

No later than thirty (30) calendars days following the date hereof, the Obligors shall ensure that the Lender or an Affiliate of the Lender (at the option of the Lender) has been granted full access and entitlements of initiator/approver in relation to the bank accounts of the Parent and Intermatica SpA and that such access and entitlements are not revoked or altered in any manner prior to the Termination Date.

15.12Share Pledge

The Borrower shall ensure that, no later than thirty (30) calendar days from the date hereof, Mexedia Inc., as the parent of the Borrower, (x) executes and delivers to the Lender the Irish Pledge Agreement, along with the necessary authorizations in a form satisfactory to the Lender and all ancillary documents as outlined in the schedules to the Irish Pledge Agreement, and (y) completes any necessary filings with the applicable registries.

16.GUARANTEE

16.1Guarantee

Each Obligor, jointly and severally, irrevocably and unconditionally:

(a)undertakes with and guarantees to the Secured Parties that, whenever the Borrower does not pay any amount when due under or in connection with the Finance Documents, it shall immediately on demand pay that amount as if it was the principal obligor; and

(b)agrees with the Secured Parties that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Secured Parties immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under the Finance Documents on the date when it would have been due. The amount payable by the Obligors under this indemnity will not exceed the amount the Borrower would have had to pay if the amount claimed had been recoverable on the basis of a guarantee.

16.2Immediate recourse

Each Obligor waives any right it may have of first requiring the Secured Parties (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from it under this Clause 16. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

16.3Deferral of rights

(a)Without prejudice to any obligations assumed by the Obligors under or in connection with the Finance Documents until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, no Obligor shall exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 16.

(b)If any Obligor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Secured Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Secured Parties and shall promptly pay or transfer the same to the Secured Parties.

16.4Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Borrower under the Finance Documents regardless of any intermediate payment or discharge in whole or in part.

16.5Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of the Borrower or any security for those obligations or otherwise) is made by the Obligors in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Obligors under this Clause 16 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

16.6Waiver of defences

The obligations of each Obligor under this Clause 16 will not be affected by an act, omission, matter or thing which, but for this Clause 16, would reduce, release or prejudice any of its obligations under this Clause 16 (without limitation and whether or not known to it or the Secured Parties).

16.7Guarantor intent

Without prejudice to the generality of Clause 16.6 (Waiver of defences), each Obligor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the terms of the Finance Documents and/or any amount made available under the Finance Documents.

17.EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 15.11 is an Event of Default (save for Clause 17.14 (Acceleration)).

17.1Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless its failure to pay is caused by administrative or technical error and payment is made within three (3) Business Days of its due date.

17.2Other obligations

(a)An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 17.1 (Non-payment).

(b)No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the earlier of (A) the Lender giving notice to the relevant Obligor and (B) the relevant Obligor becoming aware of the failure to comply.

17.3Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

17.4Cross default

(a)Any Financial Indebtedness of any member of the Group is not paid (or, in relation to convertible loans, converted) when due nor within any originally applicable grace period.

(b)Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of that member of the Group as a result of an event of default (however described).

(d)Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of that member of the Group (as applicable) due and payable prior to its specified maturity as a result of an event of default (however described).

17.5Insolvency

(a)Any member of the Group:

(i)is unable or admits inability to pay its debts as they fall due;

(ii)suspends making payments on any of its debts; or

(iii)by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding the Lender) with a view to rescheduling any of its indebtedness.

(b)The value of the assets of any member of the Group becomes less than its liabilities (taking into account contingent and prospective liabilities) after the date hereof.

(c)A moratorium is declared in respect of any indebtedness of any member of the Group.

17.6Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group;

(b)a composition, compromise, assignment or arrangement with any creditor of any member of the Group;

(c)the appointment of a liquidator (other than in respect of a solvent liquidation), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Group and/or any of their assets; or

(d)an enforcement of any Security over any assets of any member of the Group, or any analogous procedure or step is taken in any jurisdiction.

This Clause 17.6 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within fourteen (14) days of commencement.

17.7Creditors' process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any member of the Group and is not discharged within fourteen (14) days.

17.8Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective.

17.9Repudiation

Any Obligor repudiates a Finance Document or any Transaction Security or evidences an intention to repudiate a Finance Document.

17.10Material Adverse Effect

The occurrence of any event that results, or is reasonably expected to result, in a Material Adverse Effect.

17.11Change of business

A substantial change is made to the general nature of the business of an Obligor from that carried on by the relevant Obligor at the date of this Agreement.

17.12Change of ownership

An Obligor ceases to be a wholly-owned Subsidiary of the Parent.

17.13Bank accounts

After the date falling thirty (30) calendars days following the date hereof, the Lender or an Affiliate of the Lender (at the option of the Lender) has not been granted full access and entitlements of initiator/approver in relation to the bank accounts of the Parent and Intermatica SpA. or such access or entitlements have been revoked or altered in any manner.

17.14Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lender, by notice to the Borrower:

(a)cancel the Commitment whereupon the Commitment shall immediately be cancelled and the Facility shall immediately cease to be available for further utilisation;

(b)declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)declare that all or part of the Loan be payable on demand, whereupon they shall immediately become payable on demand by the Lender.

SECTION 9 CHANGES TO PARTIES

18.CHANGES TO THE LENDER

18.1Assignments and transfers by the Lender

Subject to this Clause 18, the Lender may:

(a)assign any of its rights; or

(b)transfer by novation any of its rights and obligations,

to another person which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets.

18.2Obligor consent

The consent of the Obligors is not required for an assignment or transfer by the Lender.

19.CHANGES TO THE BORROWER

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 10 ADMINISTRATION

20.PAYMENT MECHANICS

20.1Payments

(a)On each date on which an Obligor or the Lender is required to make a payment under a Finance Document, the relevant Obligor or the Lender shall make the same available to the Lender (if payment is to be made by an Obligor) or to the relevant Obligor (if payment is to be made by the Lender) for value on the due date at the time and in such funds specified by that Party.

(b)Payment shall be made to such account and with such bank as the relevant Party specifies.

20.2Partial payments

(a)If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by the Obligors under the Finance Documents, the Lender shall apply that payment towards the obligations of the Obligors under the Finance Documents in the following order:

(i)firstly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(ii)secondly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iii)thirdly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)Paragraphs (a) and above will override any appropriation made by the Obligors.

20.3No set-off by the Obligors

All payments to be made by the Obligors under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

20.4Business Days

(a)Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

20.5Currency of account

Euro is the currency of account and payment for any sum due from the Obligors under any Finance Document.

21.SET-OFF

The Lender may set off any matured obligation due from the Obligors under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to the Obligors, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

22.NOTICES

22.1Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in English and in writing and, unless otherwise stated, may be made by email or letter.

22.2Addresses

The address and email address of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)in the case of the Matchcom Telecommunication Inc:

Address: 1680 Michigan Ave suite 700, Miami Beach, FL 33139, USA

Email:dcontreras@mexedia.com,otaddeo@mexedia.com, dgilcher@mexedia.com, pbona@mexedia.com

(b)in the case of the Phonetime Inc:

Address: 1680 Michigan Ave suite 700, Miami Beach, FL 33139, USA

Email:dcontreras@mexedia.com, otaddeo@mexedia.com, dgilcher@mexedia.com, pbona@mexedia.com

(c)in the case of the Borrower:

Address: 17 Clanwilliam Square, Grand Canal Quay, Dublin 2, Dublin, Republic of Ireland

Email:dcontreras@mexedia.com,fgermondani@mexedia.com, otaddeo@mexedia.com, dgilcher@mexedia.com, pbona@mexedia.com

(d)in the case of the Lender:

Address: 17, Boulevard F.W. Raiffeisen, L - 2411 Luxembourg, Grand Duchy of Luxembourg

Email: investments.credit@fasanara.com

or any substitute address or email address as the Party may notify to the other Party by not less than three (3) Business Days' notice.

22.3Delivery

(a)Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)if by way of email, upon successful transmission; or

(ii)if by way of letter, when it has been left at the relevant address or three

(3) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address.

(b)Any communication or document which becomes effective, in accordance with paragraphs (a) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

22.4Electronic communication

(a)Any communication or document to be made or delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if the Parties:

(i)notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)notify each other of any change to their address or any other such information supplied by them by not less than five (5) Business Days' notice.

(b)Any such electronic communication or delivery as specified in paragraph (a) above to be made between the Obligors and the Lender may only be made in that way to the extent the Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.

(c)Any such electronic communication or document as specified in paragraph (a) above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form.

(d)Any electronic communication or document which becomes effective, in accordance with paragraph (b) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this Clause 22.4.

22.5English language

(a)Any notice given under or in connection with any Finance Document must be in English.

(b)All other documents provided under or in connection with any Finance Document must be:

(i)in English; or

(ii)if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

23.CALCULATIONS AND CERTIFICATES

23.1Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

23.2Certificates and determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

23.3Day count convention

(a)Any interest, commission or fee accruing under a Finance Document will accrue from day to day and the amount of any such interest, commission or fee is calculated on the basis of the actual number of days elapsed and a year of 365 days.

(b)The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by the Obligors under a Finance Document shall be rounded to 2 decimal places.

24.PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

25.REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

26.NO PARTNERSHIP

Except where any Finance Document specifically provides otherwise, no provision of any Finance Document creates a partnership between any of the parties or makes a Party the agent of another Party for any purpose. Except where any Finance Document provides otherwise, a Party has no authority or power to bind, to contract in the name of, or to create a liability for another Party in any way or for any purpose.

27.AMENDMENTS AND WAIVERS

Any term of the Finance Documents may be amended or waived only with the consent of the Lender and the Obligors.

28.CONFIDENTIAL INFORMATION

28.1Confidentiality

Each Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 28.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

28.2Disclosure of Confidential Information

Each Party may disclose:

(a)to any of its Affiliates and any of its or their officers, directors, employees, contractors, professional advisers, auditors, partners and Representatives such Confidential Information as the Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph

(a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)to any person:

(i)to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents;

(ii)with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and, in each case, to any of that person’s Affiliates, Representatives and professional advisers;

(iii)appointed by a Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)who is a funding partner of the Lender or who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)who is a Party; or

(viii)with the consent of the other Party;

in each case, such Confidential Information as each Party shall consider appropriate if:

(A)in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)in relation to paragraphs (b)(v) and (b)(vi) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Party, it is not practicable so to do in the circumstances; and

(c)to any person appointed by a Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Obligors and the Lender.

28.3Entire agreement

This Clause 28 constitutes the entire agreement between the Parties in relation to the obligations of the Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

28.4Notification of disclosure

The Lender agrees (to the extent permitted by law and regulation) to inform the Obligors:

(a)of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 28.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)upon becoming aware that Confidential Information has been disclosed in breach of this Clause 28.

28.5Continuing obligations

The obligations in this Clause 28 are continuing and, in particular, shall survive and remain binding on each Party for a period of one (1) year following the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and the Commitment has been cancelled or otherwise ceases to be available.

29.LIMITED RECOURSE AND NON-PETITION

29.1Non-petition

Neither the Obligors, nor any security trustee on its behalf, shall be entitled to institute against, or join with any other person in instituting against, the Lender any bankruptcy,

reorganization, arrangement or liquidation proceedings or other proceedings under any bankruptcy or similar law prior to the date which is one (1) year and one (1) day after the date on which the Lender’s commitments under this Agreement has been cancelled or expired.

29.2Limited recourse

Each Obligor acknowledges that:

(c)no payment of any amount whatsoever shall be made by the Lender or any of its agents on its behalf except to the extent funds are available therefore from the assets of the Lender and no recourse shall be had for the payment of any amount owing hereunder, whether for the payment of any fee, indemnity or other amount hereunder or any other obligation or claim arising out of or based upon this Agreement, against the Lender to the extent its assets have been exhausted following which all obligations of the Lender shall be extinguished;

(d)no recourse (whether by institution or enforcement of any legal proceeding or assessment or otherwise) in respect of any breaches of any duty, obligation or undertaking of the Lender arising under or in connection with this Agreement (as from time to time supplemented or modified in accordance with the provisions herein contained) by virtue of any law, statute or otherwise shall be had against any shareholder, officer, manager or corporate services provider of the Lender in their capacity as such, save in the case of their gross negligence, wilful default or actual fraud, and any and all personal liability of every such shareholder, officer, manager or corporate services provider in their capacity as such for any breaches by the Lender of any such duty, obligation or undertaking shall be waived and excluded to the extent permitted by law; and

(e)no recourse (whether by institution or enforcement of any legal proceeding or assessment or otherwise) in respect of any breaches of any duty, obligation or undertaking of the Lender arising under or in connection with this Agreement (as from time to time supplemented or modified in accordance with the provisions herein contained) by virtue of any law, statute or otherwise shall be had against any shareholder, officer, manager or corporate services provider of the Lender in their capacity as such, save in the case of their gross negligence, wilful default or actual fraud, and any and all personal liability of every such shareholder, officer, manager or corporate services provider in their capacity as such for any breaches by the Lender of any such duty, obligation or undertaking shall be waived and excluded to the extent permitted by law.

29.3Corporate Obligations

No recourse under any obligation, covenant, or agreement of any party contained in this Agreement will be had against any shareholder, member, employee, officer, agent or director of the relevant party as such, by the enforcement of any assessment or by any proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement represents a corporate or limited liability obligation of the relevant party and no personal liability will attach to or be incurred by the shareholders, members, employees, officers, agents or directors of the relevant party as such, or any of them, under or by reason of any of the obligations, covenants or agreements of such party contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by such party of any of such obligations, covenants or agreements, either at law or by statute or constitution, of every such shareholder, member, employee, officer, agent or director is expressly waived by the other party as a condition of and in consideration for the execution of this Agreement.

29.4Compartment / Series

Each Obligor expressly acknowledges and accepts that (i) each of the Company and its Compartments is subject to the Securitisation Act 2004, and (ii) the Company is acting in respect of Compartment H. Furthermore, each Obligor acknowledges and agrees that in respect of any claim made against the Lender it ultimately has recourse only to the assets of Compartment H. Where the assets of Compartment H are insufficient, the Lender shall only be obliged for an amount equal to the available assets of Compartment H (if any). In any event, each Obligor will not have recourse to the assets of the other Compartments created by the Company other than the assets of Compartment H. Each Obligor agrees not to attach or otherwise seize the assets of any other Compartments created by the Company other than in relation to the assets of Compartment H. Furthermore, each Obligor agrees that it has no recourse to the assets allocated to other Compartments created by the Company or the Lender (as the case may be) or any other assets of the Company (including its share capital).

29.5Continuing obligations

The obligations in this Clause 29 are continuing and, in particular, shall survive and remain binding on each Party.

30.COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 11

GOVERNING LAW AND ENFORCEMENT

31.GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

32.ENFORCEMENT

(a)The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)Notwithstanding paragraphs (a) and (b) above, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

1.Obligors

SCHEDULE 1 CONDITIONS PRECEDENT

(a)A copy of the constitutional documents of each Obligor.

(b)A copy of a resolution of the board of directors of each Obligor:

(i)approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Drawdown Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) and (c) above.

(d)A certificate of the Borrower confirming that borrowing or guaranteeing, as appropriate, the Commitment would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

(e)A certificate of an authorised signatory of each Obligor certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.Finance Documents

(a)This Agreement, duly executed by the parties hereto.

(b)The Transaction Security Documents, in each case duly executed by the parties thereto.

(c)A copy of all notices required to be sent under the Transaction Security Documents executed by each relevant party.

(d)Evidence that all filings required to be made under the Transaction Security Documents have been made.

(e)All share certificates, transfers and stock transfer forms relating to the shares in each Obligor duly executed by the Parent in blank.

3.Other documents and evidence

(a)The Netting Letter duly executed by Lenderwize Limited and the parties hereto.

(b)A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Obligors accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

From:MEXEDIA DAC

SCHEDULE 2 DRAWDOWN REQUEST

To:FASANARA SECURITISATION S.A., ACTING FOR AND ON BEHALF OF ITS COMPARTMENT H

Dated: Dear Sirs

Mexedia DAC – Facility Agreement dated 31 October 2024 (the “Agreement”)

1.We refer to the Agreement. This is the Drawdown Request. Terms defined in the Agreement have the same meaning in this Drawdown Request unless given a different meaning in this Drawdown Request.

2.We wish to borrow the Loan on the following terms:

Proposed Drawdown Date:[] (or, if that is not a Business Day, the next Business Day)

Amount:[] or, if less, the Commitment

3.We confirm that each condition specified in Clause 4 (Conditions Precedent) of the Agreement is satisfied on the date of this Drawdown Request.

4.The proceeds of this Loan should be credited to [account].

5.This Drawdown Request is irrevocable.

Yours faithfully

………………………………… authorised signatory for Mexedia DAC

Mexedia Repayment Plan

SCHEDULE 3 REPAYMENT SCHEDULE

Extra Interest Accrual Plan "Deferral"

Loan Principal (EUR)43,932,037.52Accrual Start Date18/09/2024 Loan Term (months)60.00Accrual End Date 30/11/2024

Loan Term (years)5Interest due 18/09-

30/11 979,928.50

Repayment Plan Start Date

01/12/2024Interest Rate on Deferral

11.00%

Payment Date	Deferral	Principal	Interest	Payment Plan Adjustment
15/12/2024	979,928.50	244,982.13	4,134.49	249,116.62
15/01/2025	734,946.38	244,982.13	6,866.21	251,848.34
15/02/2025	489,964.25	244,982.13	4,577.47	249,559.60
15/03/2025	244,982.13	244,982.13	2,067.25	247,049.37

997,573.93

Repayment Plan End Date	15/11/2029
Interest rate period	Interest rate
01/12/2024-15/05/2025	8.50%
15/05/2025-15/11/2025	9.00%
15/11/2025-15/05/2026	9.50%
15/05/2026-15/11/2029	10.00%

# Installment

Variable Principal Repayment Schedule

PrincipalPrincipal

Start PeriodEnd PeriodPaymentOutstandingOutstandingInterestInterestPrincipalDeferralTotal

DateBeginning ofEnd of PeriodRateRepaymentRepaymentAdjustmentRepaymen

Period

1	01/12/2024	15/12/2024	15/12/2024	43,932,037.52	43,748,987.36	8.5%	-145,219.79	- 183,050.16	- 249,116.62	- 577,386.57
2	15/12/2024	15/01/2025	15/01/2025	43,748,987.36	43,626,953.93	8.5%	-320,218.28	- 122,033.44	- 251,848.34	- 694,100.06
3	15/01/2025	15/02/2025	15/02/2025	43,626,953.93	43,504,920.49	8.5%	-319,325.07	- 122,033.44	- 249,559.60	- 690,918.10
4	15/02/2025	15/03/2025	15/03/2025	43,504,920.49	43,358,480.36	8.5%	-287,615.86	- 146,440.13	- 247,049.37	- 681,105.36
5	15/03/2025	15/04/2025	15/04/2025	43,358,480.36	43,040,132.27	8.5%	-317,359.99	- 318,348.10	-	- 635,708.09
6	15/04/2025	15/05/2025	15/05/2025	43,040,132.27	42,707,313.80	8.5%	-304,867.60	- 332,818.47	-	- 637,686.07
7	15/05/2025	15/06/2025	15/06/2025	42,707,313.80	42,374,495.33	9.0%	-330,981.68	- 332,818.47	-	- 663,800.15
8	15/06/2025	15/07/2025	15/07/2025	42,374,495.33	42,008,395.02	9.0%	-317,808.72	- 366,100.31	-	- 683,909.03
9	15/07/2025	15/08/2025	15/08/2025	42,008,395.02	41,642,294.71	9.0%	-325,565.06	- 366,100.31	-	- 691,665.37
10	15/08/2025	15/09/2025	15/09/2025	41,642,294.71	41,154,160.96	9.0%	-322,727.78	- 488,133.75	-	- 810,861.53
11	15/09/2025	15/10/2025	15/10/2025	41,154,160.96	40,666,027.21	9.0%	-308,656.21	- 488,133.75	-	- 796,789.96
12	15/10/2025	15/11/2025	15/11/2025	40,666,027.21	40,177,893.46	9.0%	-315,161.71	- 488,133.75	-	- 803,295.46
13	15/11/2025	15/12/2025	15/12/2025	40,177,893.46	39,689,759.71	9.5%	-318,074.99	- 488,133.75	-	- 806,208.74

14	15/12/2025	15/01/2026	15/01/2026	39,689,759.71	39,201,625.96	9.5%	-324,684.28	- 488,133.75	-	- 812,818.03
15	15/01/2026	15/02/2026	15/02/2026	39,201,625.96	38,638,394.71	9.5%	-320,691.08	- 563,231.25	-	- 883,922.33
16	15/02/2026	15/03/2026	15/03/2026	38,638,394.71	38,075,163.46	9.5%	-285,494.81	- 563,231.25	-	- 848,726.06
17	15/03/2026	15/04/2026	15/04/2026	38,075,163.46	37,511,932.21	9.5%	-311,475.99	- 563,231.25	-	- 874,707.24
18	15/04/2026	15/05/2026	15/05/2026	37,511,932.21	36,948,700.96	9.5%	-296,969.46	- 563,231.25	-	- 860,200.71
19	15/05/2026	15/06/2026	15/06/2026	36,948,700.96	36,190,350.31	10.0%	-318,169.37	- 758,350.65	-	- 1,076,520.0
20	15/06/2026	15/07/2026	15/07/2026	36,190,350.31	35,431,999.66	10.0%	-301,586.25	- 758,350.65	-	- 1,059,936.9
21	15/07/2026	15/08/2026	15/08/2026	35,431,999.66	34,673,649.01	10.0%	-305,108.89	- 758,350.65	-	- 1,063,459.5
22	15/08/2026	15/09/2026	15/09/2026	34,673,649.01	33,915,298.37	10.0%	-298,578.64	- 758,350.65	-	- 1,056,929.2
23	15/09/2026	15/10/2026	15/10/2026	33,915,298.37	33,156,947.72	10.0%	-282,627.49	- 758,350.65	-	- 1,040,978.1
24	15/10/2026	15/11/2026	15/11/2026	33,156,947.72	32,398,597.07	10.0%	-285,518.16	- 758,350.65	-	- 1,043,868.8
25	15/11/2026	15/12/2026	15/12/2026	32,398,597.07	31,640,246.42	10.0%	-269,988.31	- 758,350.65	-	- 1,028,338.9
26	15/12/2026	15/01/2027	15/01/2027	31,640,246.42	30,881,895.77	10.0%	-272,457.68	- 758,350.65	-	- 1,030,808.3
27	15/01/2027	15/02/2027	15/02/2027	30,881,895.77	30,068,339.52	10.0%	-265,927.44	- 813,556.25	-	- 1,079,483.6
28	15/02/2027	15/03/2027	15/03/2027	30,068,339.52	29,254,783.27	10.0%	-233,864.86	- 813,556.25	-	- 1,047,421.1
29	15/03/2027	15/04/2027	15/04/2027	29,254,783.27	28,441,227.02	10.0%	-251,916.19	- 813,556.25	-	- 1,065,472.4
30	15/04/2027	15/05/2027	15/05/2027	28,441,227.02	27,627,670.77	10.0%	-237,010.23	- 813,556.25	-	- 1,050,566.4

31	15/05/2027	15/06/2027	15/06/2027	27,627,670.77	26,814,114.52	10.0%	-237,904.94	- 813,556.25	-	- 1,051,461.1
32	15/06/2027	15/07/2027	15/07/2027	26,814,114.52	26,000,558.27	10.0%	-223,450.95	- 813,556.25	-	- 1,037,007.2
33	15/07/2027	15/08/2027	15/08/2027	26,000,558.27	25,187,002.02	10.0%	-223,893.70	- 813,556.25	-	- 1,037,449.9
34	15/08/2027	15/09/2027	15/09/2027	25,187,002.02	24,373,445.77	10.0%	-216,888.07	- 813,556.25	-	- 1,030,444.3
35	15/09/2027	15/10/2027	15/10/2027	24,373,445.77	23,559,889.52	10.0%	-203,112.05	- 813,556.25	-	- 1,016,668.3
36	15/10/2027	15/11/2027	15/11/2027	23,559,889.52	22,746,333.27	10.0%	-202,876.83	- 813,556.25	-	- 1,016,433.0
37	15/11/2027	15/12/2027	15/12/2027	22,746,333.27	21,831,082.49	10.0%	-189,552.78	- 915,250.78	-	- 1,104,803.5
38	15/12/2027	15/01/2028	15/01/2028	21,831,082.49	20,915,831.71	10.0%	-187,989.88	- 915,250.78	-	- 1,103,240.6
39	15/01/2028	15/02/2028	15/02/2028	20,915,831.71	20,000,580.93	10.0%	-180,108.55	- 915,250.78	-	- 1,095,359.3
40	15/02/2028	15/03/2028	15/03/2028	20,000,580.93	19,085,330.14	10.0%	-161,115.79	- 915,250.78	-	- 1,076,366.5
41	15/03/2028	15/04/2028	15/04/2028	19,085,330.14	18,170,079.36	10.0%	-164,345.90	- 915,250.78	-	- 1,079,596.6
42	15/04/2028	15/05/2028	15/05/2028	18,170,079.36	17,254,828.58	10.0%	-151,417.33	- 915,250.78	-	- 1,066,668.1
43	15/05/2028	15/06/2028	15/06/2028	17,254,828.58	16,339,577.80	10.0%	-148,583.25	- 915,250.78	-	- 1,063,834.0
44	15/06/2028	15/07/2028	15/07/2028	16,339,577.80	15,424,327.02	10.0%	-136,163.15	- 915,250.78	-	- 1,051,413.9
45	15/07/2028	15/08/2028	15/08/2028	15,424,327.02	14,509,076.24	10.0%	-132,820.59	- 915,250.78	-	- 1,048,071.3
46	15/08/2028	15/09/2028	15/09/2028	14,509,076.24	13,593,825.45	10.0%	-124,939.27	- 915,250.78	-	- 1,040,190.0
47	15/09/2028	15/10/2028	15/10/2028	13,593,825.45	12,678,574.67	10.0%	-113,281.88	- 915,250.78	-	- 1,028,532.6

48	15/10/2027	15/11/2027	15/11/2027	12,678,574.67	11,763,323.89	10.0%	-109,176.62	- 915,250.78	-	- 1,024,427.4
49	15/11/2027	15/12/2027	15/12/2027	11,763,323.89	10,787,056.39	10.0%	- 98,027.70	- 976,267.50	-	- 1,074,295.2
50	15/12/2027	15/01/2027	15/01/2027	10,787,056.39	9,810,788.89	10.0%	- 92,888.54	- 976,267.50	-	- 1,069,156.0
51	15/01/2027	15/02/2027	15/02/2027	9,810,788.89	8,834,521.39	10.0%	- 84,481.79	- 976,267.50	-	- 1,060,749.2
52	15/02/2027	15/03/2027	15/03/2027	8,834,521.39	7,858,253.89	10.0%	- 68,712.94	- 976,267.50	-	- 1,044,980.4
53	15/03/2027	15/04/2027	15/04/2027	7,858,253.89	6,881,986.39	10.0%	- 67,668.30	- 976,267.50	-	- 1,043,935.8
54	15/04/2027	15/05/2027	15/05/2027	6,881,986.39	5,905,718.89	10.0%	- 57,349.89	- 976,267.50	-	- 1,033,617.3
55	15/05/2027	15/06/2028	15/06/2028	5,905,718.89	4,929,451.39	10.0%	- 50,854.80	- 976,267.50	-	- 1,027,122.3
56	15/06/2028	15/07/2028	15/07/2028	4,929,451.39	3,953,183.89	10.0%	- 41,078.76	- 976,267.50	-	- 1,017,346.2
57	15/07/2028	15/08/2028	15/08/2028	3,953,183.89	2,976,916.39	10.0%	- 34,041.31	- 976,267.50	-	- 1,010,308.8
58	15/08/2028	15/09/2028	15/09/2028	2,976,916.39	2,000,648.89	10.0%	- 25,634.56	- 976,267.50	-	- 1,001,902.0
59	15/09/2028	15/10/2028	15/10/2028	2,000,648.89	1,024,381.39	10.0%	-16,672.07	-976,267.50	-	-992,939.57
60	15/10/2028	15/11/2028	15/11/2028	1,024,381.39	-	10.0%	8,821.06	-1,024,381.38	-	-1,033,202.4

SIGNATURES

THE BORROWER AND AN OBLIGOR

SIGNED by

MEXEDIA DAC acting by the following person(s) who, in accordance with the laws of its territory of incorporation, is/are acting under the actual authority of such party

)

)

)

)

)

)/s/ Orlando Taddeo

Orlando Taddeo, Director

AN OBLIGOR

SIGNED by

MATCHCOM TELECOMMUNICATION INC acting

by the following person(s) who, in accordance with the laws of its territory of incorporation, is/are acting under the actual authority of such party

)

)

)

)

)

)/s/ Orlando Taddeo

Orlando Taddeo, Director

AN OBLIGOR

SIGNED by

PHONETIME INC acting by the following person(s) who, in accordance with the laws of its territory of incorporation, is/are acting under the actual authority of such party

)

)

)

)

)

)/s/ Orlando Taddeo

Orlando Taddeo, Director

THE LENDER

SIGNED by

FASANARA SECURITISATION S.A.,

acting in respect of its COMPARTMENT H acting by the following person(s) who, in accordance with the laws of its territory of incorporation, is/are acting under the actual authority of such party

)

)

)

)

)

)

/s/ Francesco Filia

Francesco Filia, Director